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                                                           FOR IMMEDIATE RELEASE


             BERKSHIRE HILLS BANCORP, INC. ANNOUNCES THE COMPLETION
                  OF STOCK REPURCHASE PROGRAM AND THE APPROVAL
                      OF A 300,000 SHARE REPURCHASE PROGRAM


PITTSFIELD, MA - February 23, 2006 - Berkshire Hills Bancorp, Inc. (the "Company"), (NASDAQ:BHLB), the holding company for Berkshire Bank (the "Bank"), announced today that it has completed the repurchase of 150,000 shares, or approximately 1.7% of its outstanding common stock at an average price of $32.67 per share. Upon completion of the repurchase program the Company had 8,583,395 shares outstanding.

The Company also announced today that its Board of Directors has approved a new stock repurchase program (the "Repurchase Program") authorizing the Company to repurchase up to 300,000 shares, or approximately 3.5% of its outstanding common stock. The Repurchase Program will commence following this announcement and will continue until the Repurchase Program is completed. The repurchases, which will be conducted through open market purchases or privately negotiated purchases, will be made from time to time, subject to market conditions, at the discretion of management of the Company.

The Company intends to hold the shares repurchased as treasury shares. The Company may utilize such shares to fund any stock benefit or compensation plan or for any other purpose the Board of Directors of the Company deems advisable in compliance with applicable law.

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts, with branch offices serving communities throughout Western Massachusetts and Northeastern New York. The Bank is committed to continuing to operate as an independent super community bank, delivering exceptional customer service and a broad array of competitively priced retail and commercial products to its customers.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; the quality or composition of the loan and investment portfolios; and the achievement of anticipated future earnings benefits from recent acquisitions. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30 and in its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in these forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements.


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Media contact:
Berkshire Hills Bancorp, Inc.
Wayne F. Patenaude, 413-236-3195
Sr. Vice President, Treasurer and CFO
wpatenaude@berkshirebank.com
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